Exhibit 99.1

Farmers & Merchants Bancorp
to acquire Delta National Bancorp

Farmers & Merchants Bancorp (OTCQX: FMCB), a bank holding company headquartered in Lodi, California, and Delta National Bancorp (OTC Pink: DEBC), headquartered in Manteca, California, today announced that a definitive agreement has been signed by both parties.  Under the terms of the agreement, Delta National Bancorp will merge into Farmers & Merchants Bancorp. The transaction is subject to customary closing conditions, including regulatory approvals and Delta National Bancorp’s shareholder approval. The Farmers & Merchants Bancorp and Delta National Bancorp Boards of Directors have unanimously approved the transaction, which is expected to close early in the fourth quarter of 2016.

Delta National Bancorp common shareholders will be entitled to receive, in total, 12,074 shares of Farmers & Merchants Bancorp common stock, subject to certain adjustments described in the definitive merger agreement.  Based on the 20 day daily volume weighted average price of Farmers & Merchants Bancorp as of June 6, 2016, the transaction would have a value of $6.6 million, or $17.30 per Delta National Bancorp common share.  However, the deal value for the common shareholders will fluctuate with changes in Farmers & Merchants Bancorp’s stock price.    Delta National Bancorp’s preferred shareholders will receive $19.827 per share in cash.  Farmers & Merchants Bancorp expects the acquisition to be immediately accretive to tangible book value and accretive to earnings in 2017, the first full year of combined operations.

Delta National Bancorp will be merged with and into Farmers & Merchants Bancorp and Delta National Bancorp’s banking subsidiary Delta Bank National Association with four full service branches (one branch in San Joaquin County in the city of Manteca and three branches (Riverbank, Modesto, Turlock) located in Stanislaus County), will be merged with and into Farmers & Merchants Bancorp’s banking subsidiary Farmers & Merchants Bank of Central California.  The names of the combined entities will remain Farmers & Merchants Bancorp and Farmers & Merchants Bank of Central California.

The Farmers & Merchants Bancorp’s Board of Directors and the Farmers & Merchants Bank of Central California Executive Management team, led by Kent Steinwert, Chairman, President and CEO, will continue to lead the combined team of professional bankers.  Warren Wegge, President, CEO and Director of Delta National Bancorp, will work with Farmers & Merchants Bancorp as an advisor through the integration process.  Delta National Bancorp’s current Directors, Valerie Rossi and Toinette Rossi will continue in consulting roles for a period of one year.

As of March 31, 2016, Farmers & Merchants Bancorp on a pro forma consolidated basis with Delta National Bancorp would have had approximately $2.7 billion in total assets, with 28 locations serving California’s Central Valley and East Bay Area regions.

Farmers & Merchants Bancorp’s Chairman, President and CEO Kent Steinwert said, “We believe this combination offers customers and shareholders advantages and will position F&M Bank in two new markets while enhancing market share in Turlock and Modesto.  The Delta acquisition will improve F&M Bank’s product and service coverage in both San Joaquin and Stanislaus counties.  On behalf of our Board of Directors and Executive Management team, I extend a warm welcome to the Delta Bank stakeholders, particularly the employees, shareholders and customers. Both banks share a passion for supporting the communities in which we operate.  Farmers & Merchants Bancorp is committed to continued support of the key community-based organizations that have been important to Delta National Bancorp.”

Warren Wegge, President, CEO and Director of Delta National Bancorp stated, “Farmers & Merchants Bancorp is the right fit to continue the commitment made by Delta National Bancorp for the past 43 years in our communities.  Our customers will have access to many more products and services, together with the additional benefit of a larger lending limit, enabling us to meet all of the needs of our customers and our community.  Our shareholders will receive shares of stock in a company with a solid earnings history, further enhanced by the fact that Farmers & Merchants Bancorp is a member of the Dividend Kings as defined by Sure Dividend, having increased annual cash dividends for 50 consecutive years and having paid dividends for 81 consecutive years.”

Advisors

Farmers & Merchants Bancorp was advised in the transaction by Keefe, Bruyette & Woods, a Stifel Company, as financial advisor and by Stuart | Moore as legal counsel.  Delta National Bancorp was advised in the transaction by FIG Partners, LLC, as financial advisor and by Horgan, Rosen, Beckham, & Coren L.L.P. as legal counsel.

About Delta National Bancorp

Delta National Bancorp is the parent holding company for Delta Bank National Association, a locally owned and operated community bank established in 1973, serving the needs of consumers and businesses through four locations in Stanislaus and San Joaquin county.  As of March 31, 2016, the Bank had approximately $106 million in assets and serves the communities of Manteca, Riverbank, Modesto and Turlock.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank, which is currently celebrating its 100th anniversary.  Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 24 convenient locations. As of March 31 2016, the Bank had approximately $2.6 billion in total assets.  The Bank recently expanded into the Bay Area with new full service branches in Walnut Creek and Concord.  The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA Evaluation, and the Bank has received BauerFinancial’s highest, five-star rating for 24 consecutive years, longer than any other commercial bank in the State of California. The Bank offers a full complement of loan, deposit, equipment leasing, and treasury management products to businesses, as well as a full suite of consumer banking products.  For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com.

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Forward-Looking Statement

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, ongoing drought conditions in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in F&M’s Securities and Exchange Commission filings. The companies disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

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